UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 18, 2010

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02.  Results of Operations and Financial Condition

On October 18, 2010, registrant issued a press release entitled “Halliburton Announces Third Quarter Net Income of $0.60 Per Diluted Share”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES
THIRD QUARTER NET INCOME OF $0.60 PER DILUTED SHARE

●	Total revenue grew 30% from prior year led by North America
●	Results include a non-cash impairment charge of $32 million, after-tax, and a discontinued operations tax benefit of $62 million

HOUSTON, Texas – Halliburton (NYSE:HAL) announced today that net income for the third quarter of 2010 was $544 million, or $0.60 per diluted share. The third quarter results were unfavorably impacted by a non-cash impairment charge for an oil and gas property of $32 million, after-tax, or $0.04 per diluted share, and higher tax expense of $11 million, or $0.01 per diluted share, related to an anticipated international tax ruling. In addition, the company recognized $62 million, or $0.07 per diluted share, of income from discontinued operations due to the finalization of a United States tax matter with the Internal Revenue Service

Consolidated revenue in the third quarter of 2010 was $4.7 billion, compared to $4.4 billion in the second quarter of 2010. This increase was attributable to a record quarter in North America, where higher activity in the unconventional natural gas and oil basins offset declines linked to the deepwater drilling suspension in the Gulf of Mexico.

Consolidated operating income was $818 million in the third quarter of 2010, compared to $762 million in the second quarter of 2010. Excluding the impact of the non-cash impairment charge for an oil and gas property of $50 million, third quarter consolidated operating income was $868 million, an improvement of 14%.

“Our third quarter results illustrate our ability to leverage our balanced geographic portfolio as the unique strength of North America contrasted against flat performance in the international market. Excluding the impact of the oil and gas impairment and prior year employee separation costs on operating income, total revenue increased 6% and operating income grew 14% sequentially, and total revenue increased 30% while operating income grew 73% on a year-over-year basis,” said Dave Lesar, chairman, president and chief executive officer.

 “Revenue in North America increased 13% sequentially, outpacing the 7% increase in United States rig count. The shift to oil and liquids-rich activity continues to drive service intensity through horizontal drilling and completions complexity. Operating income increased 30% as accelerating demand in these basins provided further opportunity to increase pricing across all of our product service lines.

Halliburton/Page 2

“We believe the shift to oil and liquids-rich basins will provide an offset to the reduction of dry gas activity and remain a catalyst for increasing service intensity through 2011, sustaining the growth opportunity in North America.

“In international markets, uneven growth across several regions led to flat sequential revenue. Currently, five countries represent approximately 70% of the international rig count growth year-over-year and we saw a revenue increase in those countries. However, the lack of a more broad-based international rig count increase prevented meaningful absorption of spare equipment capacity and delayed opportunities to improve pricing in these markets.

“Going forward we expect steady, incremental increases in activity internationally will generate volume-led margin improvements as we move into 2011. Longer term, we believe that the global economic recovery will increase the demand for liquids and the technology needed to unlock the next generation of complex reservoirs.

“We continue to be pleased with the strength of our balanced geographic and technology portfolios. Our third quarter results reflect the successful execution of our strategy to utilize our broad global capabilities to enhance our market position, generate growth, and improve margins,” concluded Lesar.

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Halliburton/Page 3

2010 Third Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the third quarter of 2010 was $2.7 billion, an increase of $262 million from the second quarter of 2010. Strong sequential revenue growth was seen in North America, where production enhancement experienced another record quarter.

C&P operating income in the third quarter of 2010 was $609 million, an increase of $112 million or 23% over the second quarter of 2010. North America C&P operating income increased $148 million, due to strong results in United States land and Canada. Pricing improvements continued in most basins as equipment utilization levels remained elevated. Latin America C&P operating income decreased $6 million, as increased sand control demand in Brazil was offset by the curtailment of activity in Mexico. Europe/Africa/CIS C&P operating income decreased $22 million, with lower vessel utilization, activity and completions sales in Norway, project delays in Algeria, and the conclusion of a project in Congo offsetting increased activity in the United Kingdom. Middle East/Asia C&P operating income decreased $8 million, as higher completion tool sales in China were offset primarily by reduced activity and mobilization costs for production enhancement in India and reduced activity in Southeast and Central Asia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the third quarter of 2010 was essentially flat from the second quarter of 2010, with higher activity in United States land, the United Kingdom, and Southeast Asia offsetting the effects of the deepwater drilling suspension in the Gulf of Mexico.

D&E operating income in the third quarter of 2010 was $271 million, a decrease of $47 million, or 15%, from the second quarter of 2010. Excluding the impact of the non-cash impairment charge for an oil and gas property, D&E operating income slightly improved for the quarter. North America D&E operating income decreased $16 million, with the deepwater drilling suspension more than offsetting strong United States land results. Latin America D&E operating income decreased $6 million, as lower overall activity in Mexico and Argentina offset strong activity in Colombia and Ecuador. Europe/Africa/CIS D&E operating income increased $13 million, primarily due to higher activity in the United Kingdom, Angola, and Russia, offsetting lower activity in Norway and project delays in Algeria. Excluding the impact of the non-cash impairment charge for an oil and gas property, Middle East/Asia D&E operating income increased $12 million, as higher drilling activity in Southeast Asia and Iraq, and increased demand for wireline and perforating services in China offset activity declines in the Middle East.

Corporate
During the third quarter of 2010, Halliburton purchased 3.5 million shares of common stock at a cost of $114 million. Approximately $1.7 billion remains available under the company’s share repurchase program. Since the inception of the program, Halliburton has purchased 96 million shares for a total cost of approximately $3.3 billion.

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Halliburton/Page 4

Significant Recent Events and Achievements

•
Halliburton closed the acquisition of Boots & Coots, Inc., creating the industry’s premier intervention services and pressure control product service line. The merger combines Halliburton’s coiled tubing, hydraulic workover, international nitrogen and pipeline and process services operations, providing operators with a more comprehensive production services portfolio.

Boots & Coots’ operating management have been retained to lead Halliburton’s Boots & Coots product service line with operating results reported through Halliburton’s Completion and Production reporting segment. The acquisition is expected to be accretive in the first full year of operation.

•
Halliburton announced that it has acquired The Permedia Research Group, industry-leading suppliers of petroleum systems modeling software and services.   Permedia’s tools and expertise enable oil and gas companies to better assess exploration risk and manage the cost of developing deepwater, sub-salt and unconventional resource plays. Permedia will become an integral part of the Landmark Software and Services business line.

•
Halliburton has been awarded a wellwork integrated services contract by ExxonMobil Iraq Ltd. for refurbishment of wells in the West Qurna (Phase 1) field in southern Iraq. Halliburton will provide on-site logistics and technical support for both rigless and rig assisted workovers. Other services provided by Halliburton include provision of a workover rig, coiled tubing, slickline services, logging, production enhancement and well testing.

•
Halliburton has been awarded a letter of intent by Shell Iraq Petroleum Development B.V. for the development of the Majnoon field in Southern Iraq. The giant Majnoon field is one of the world's largest oilfields. The letter of intent provides that Halliburton will serve as project manager for the development work, in affiliation with Nabors Drilling and Iraq Drilling Company (IDC). The contract is still subject to final approval by the appropriate Iraqi authorities.

•
Halliburton has been awarded a contract by Eni to provide a range of integrated energy services toward the redevelopment of the Zubair field in southern Iraq. Work for the multi-million dollar contract is underway. Halliburton will perform services such as wireline logging, perforating, acidizing, and well testing on 20 wells.

•
Halliburton recently performed the first-ever shale hydraulic fracturing operation in Poland for PGNiG, the state-owned Polish oil and gas company. PGNiG contracted Halliburton to fracture the Markowola-1 exploratory well near Kozienice, Lublin province, to determine if the site contained commercial gas deposits. Increasing demand for natural gas in Poland has companies searching for domestic sources of unconventional gas deposits.

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Halliburton/Page 5

•
Halliburton has been selected as a 2010 North America and World Leader by the Dow Jones Sustainability Index (DJSI) in the Global Oil Services sector. The criteria for becoming a part of this elite group is based on a "thorough analysis of corporate economic, environmental and social performance, assessing issues such as corporate governance, risk management, branding, climate change mitigation, supply chain standards and labor practices," according to the DJSI Web site.

•
Halliburton’s Landmark Software and Services business line has announced the release of the DecisionSpace® Desktop™ software suite, designed to modernize and streamline upstream technology workflows. It sets a new industry standard by enabling distributed, multi-user teams to work in a common workspace, leading to more efficient and informed decision-making.

•
Halliburton announced it has surpassed the milestone of deploying 500 SmartWell® completion systems. The record-breaking event represents the latest in a long list of achievements made by WellDynamics, a Halliburton business line, which has deployed SmartWell completions in more than 26 countries.

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Halliburton/Page 6

Founded in 1919, Halliburton is one of the world’s largest providers of products and services to the energy industry. With more than 55,000 employees in approximately 70 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company’s Web site at www.halliburton.com.

NOTE:  The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation and investigations; actions by third parties, including governmental agencies; changes in the demand for or price of oil and/or natural gas which has been significantly impacted by the worldwide recession and by the worldwide financial and credit crisis; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, and foreign exchange rates and controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton’s Form 10-K for the year ended December 31, 2009, Form 10-Q for the quarter ended June 30, 2010, recent Current Reports on Form 8-K, and other Securities and Exchange Commission (SEC) filings discuss some of the important risk factors identified that may affect Halliburton’s business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	September 30		June 30
	2010	2009	2010
Revenue:
Completion and Production	$2,655	$1,821	$2,393
Drilling and Evaluation	2,010	1,767	1,994
Total revenue	$4,665	$3,588	$4,387
Operating income:
Completion and Production	$609	$240	$497
Drilling and Evaluation	271	283	318
Corporate and other	(62)	(49)	(53)
Total operating income	818	474	762
Interest expense, net of interest income of $3, $3, and $3	(76)	(77)	(76)
Other, net	(7)	(4)	(9)
Income from continuing operations before income taxes	735	393	677
Provision for income taxes	(249)	(124)	(200)
Income from continuing operations	486	269	477
Income (loss) from discontinued operations, net	59 (a)	(3)	6
Net income	$545	$266	$483
Noncontrolling interest in net income of subsidiaries	(1)	(4)	(3)
Net income attributable to company	$544	$262	$480
Amounts attributable to company shareholders:
Income from continuing operations	$485	$265	$474
Income (loss) from discontinued operations, net	59 (a)	(3)	6
Net income attributable to company	$544	$262	$480
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.53	$0.29	$0.52
Income (loss) from discontinued operations, net	0.07 (a)	–	0.01
Net income per share	$0.60	$0.29	$0.53
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.53	$0.29	$0.52
Income (loss) from discontinued operations, net	0.07 (a)	–	0.01
Net income per share	$0.60	$0.29	$0.53
Basic weighted average common shares outstanding	910	902	906
Diluted weighted average common shares outstanding	912	904	909

(a)
Income (loss) from discontinued operations, net, in the three months ended September 30, 2010 includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service.

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Nine Months Ended September 30
	2010		2009
Revenue:
Completion and Production	$7,012		$5,601
Drilling and Evaluation	5,801		5,388
Total revenue	$12,813		$10,989
Operating income:
Completion and Production	$1,344		$846
Drilling and Evaluation	859		871
Corporate and other	(174)		(151)
Total operating income	2,029		1,566
Interest expense, net of interest income of $9 and $8	(228)		(207)
Other, net	(56	)(a)	(23)
Income from continuing operations before income taxes	1,745		1,336
Provision for income taxes	(570	)(b)	(420)
Income from continuing operations	1,175		916
Income (loss) from discontinued operations, net	60	(c)	(5)
Net income	$1,235		$911
Noncontrolling interest in net income of subsidiaries	(5)		(9)
Net income attributable to company	$1,230		$902
Amounts attributable to company shareholders:
Income from continuing operations	$1,170		$907
Income (loss) from discontinued operations, net	60	(c)	(5)
Net income attributable to company	$1,230		$902
Basic income per share attributable to company
shareholders:
Income from continuing operations	$1.29		$1.01
Income (loss) from discontinued operations, net	0.07	(c)	(0.01)
Net income per share	$1.36		$1.00
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$1.29		$1.01
Income (loss) from discontinued operations, net	0.06	(c)	(0.01)
Net income per share	$1.35		$1.00
Basic weighted average common shares outstanding	907		899
Diluted weighted average common shares outstanding	910		901

(a)	Includes, among other items, a $31 million non-tax deductible, foreign currency loss associated with the devaluation of the Venezuelan Bolívar Fuerte.
(b)
Includes $10 million of additional tax expense for local Venezuelan income tax purposes as a result of a taxable gain created by the devaluation of the Bolívar Fuerte on Halliburton’s net United States dollar-denominated monetary assets and liabilities in Venezuela.

(c)
Income (loss) from discontinued operations, net, in the nine months ended September 30, 2010 includes, among other items, $62 million of income due to the finalization of a United States tax matter with the Internal Revenue Service.

See Footnote Table 3 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	September 30	December 31
	2010	2009
Assets
Current assets:
Cash and equivalents	$1,875	$2,082
Receivables, net	3,723	2,964
Inventories, net	1,889	1,598
Investments in marketable securities	880	1,312
Other current assets	849	682
Total current assets	9,216	8,638

Property, plant, and equipment, net	6,486	5,759
Goodwill	1,254	1,100
Other assets	1,242	1,041
Total assets	$18,198	$16,538

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,095	$787
Current maturities of long-term debt	750	750
Accrued employee compensation and benefits	666	514
Other current liabilities	822	838
Total current liabilities	3,333	2,889

Long-term debt	3,824	3,824
Other liabilities	1,188	1,068
Total liabilities	8,345	7,781

Company’s shareholders’ equity	9,840	8,728
Noncontrolling interest in consolidated subsidiaries	13	29
Total shareholders’ equity	9,853	8,757
Total liabilities and shareholders’ equity	$18,198	$16,538

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Nine Months Ended
	September 30
	2010	2009
Cash flows from operating activities:
Net income	$1,235	$911
Adjustments to reconcile net income to net cash from operations:
Depreciation, depletion, and amortization	817	677
Payments of Department of Justice and Securities and Exchange Commission
settlement and indemnity	(142)	(369)
Other	(548)	411
Total cash flows from operating activities	1,362	1,630

Cash flows from investing activities:
Capital expenditures	(1,412)	(1,390)
Acquisitions, net of cash acquired	(383)	(37)
Sales (Purchases) of investments in marketable securities, net	418	(1,518)
Other	122	93
Total cash flows from investing activities	(1,255)	(2,852)

Cash flows from financing activities:
Payment of dividends to shareholders	(245)	(243)
Proceeds from long-term borrowings, net of offering costs	–	1,975
Other	(51)	58
Total cash flows from financing activities	(296)	1,790

Effect of exchange rate changes on cash	(18)	(17)
Increase (decrease) in cash and equivalents	(207)	551
Cash and equivalents at beginning of period	2,082	1,124
Cash and equivalents at end of period	$1,875	$1,675

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Revenue by geographic region:	2010	2009	2010
Completion and Production:
North America	$1,706	$807	$1,434
Latin America	208	223	212
Europe/Africa/CIS	437	483	459
Middle East/Asia	304	308	288
Total	2,655	1,821	2,393
Drilling and Evaluation:
North America	675	478	677
Latin America	360	319	355
Europe/Africa/CIS	510	529	522
Middle East/Asia	465	441	440
Total	2,010	1,767	1,994
Total revenue by region:
North America	2,381	1,285	2,111
Latin America	568	542	567
Europe/Africa/CIS	947	1,012	981
Middle East/Asia	769	749	728

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$458	$9	$310
Latin America	28	45	34
Europe/Africa/CIS	73	107	95
Middle East/Asia	50	79	58
Total	609	240	497
Drilling and Evaluation:
North America	115	28	131
Latin America	49	52	55
Europe/Africa/CIS	66	94	53
Middle East/Asia	41	109	79
Total	271	283	318
Total operating income by region:
North America	573	37	441
Latin America	77	97	89
Europe/Africa/CIS	139	201	148
Middle East/Asia	91	188	137

See Footnote Table 1 for a list of significant items included in operating income.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Nine Months Ended September 30
Revenue by geographic region:	2010	2009
Completion and Production:
North America	$4,265	$2,673
Latin America	622	682
Europe/Africa/CIS	1,281	1,348
Middle East/Asia	844	898
Total	7,012	5,601
Drilling and Evaluation:
North America	1,931	1,554
Latin America	1,008	960
Europe/Africa/CIS	1,567	1,603
Middle East/Asia	1,295	1,271
Total	5,801	5,388
Total by revenue by region:
North America	6,196	4,227
Latin America	1,630	1,642
Europe/Africa/CIS	2,848	2,951
Middle East/Asia	2,139	2,169

Operating income by geographic region
(excluding Corporate and other):
Completion and Production:
North America	$905	$227
Latin America	91	152
Europe/Africa/CIS	207	253
Middle East/Asia	141	214
Total	1,344	846
Drilling and Evaluation:
North America	339	120
Latin America	121	159
Europe/Africa/CIS	210	271
Middle East/Asia	189	321
Total	859	871
Total operating income by region:
North America	1,244	347
Latin America	212	311
Europe/Africa/CIS	417	524
Middle East/Asia	330	535

See Footnote Table 3 for a list of significant items included in operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2010		September 30, 2009
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
North America
Employee separation costs	$–	$–	$(5)	$(0.01)
Latin America
Employee separation costs	–	–	(3)	–
Europe/Africa/CIS
Employee separation costs	–	–	(3)	–
Middle East/Asia
Employee separation costs	–	–	(2)	–
Drilling and Evaluation:
North America
Employee separation costs	–	–	(4)	–
Latin America
Employee separation costs	–	–	(4)	–
Europe/Africa/CIS
Employee separation costs	–	–	(5)	(0.01)
Middle East/Asia
Impairment of oil and gas property	(50)	(0.04)	–	–
Employee separation costs	–	–	(2)	–

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FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Adjusted Operating Income Excluding Impairment of Oil & Gas Property and Employee Separation Costs
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	September 30		June 30
Adjusted operating income by geographic region: (a) (b)	2010	2009	2010
Completion and Production:
North America	$458	$14	$310
Latin America	28	48	34
Europe/Africa/CIS	73	110	95
Middle East/Asia	50	81	58
Total	609	253	497
Drilling and Evaluation:
North America	115	32	131
Latin America	49	56	55
Europe/Africa/CIS	66	99	53
Middle East/Asia	91	111	79
Total	321	298	318
Total operating income by region:
North America	573	46	441
Latin America	77	104	89
Europe/Africa/CIS	139	209	148
Middle East/Asia	141	192	137
Corporate and other	(62)	(49)	(53)
Total	868	502	762

(a)
Management believes that operating income adjusted for a non-cash impairment charge for an oil & gas property and employee separation costs is useful to investors to assess and understand operating performance, especially when comparing current results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. Management analyzes operating income without the impact of the non-cash impairment charge for the oil and gas property and employee separation costs as an indicator of ongoing operating performance, to identify underlying trends in the business, and to establish segment and region operational goals. The adjustments remove the effect of the expenses.

(b)	Adjusted operating income for each segment and region is calculated as: “Operating income” less “Items Included in Operating Income.”

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FOOTNOTE TABLE 3

    HALLIBURTON COMPANY
Items Included in Operating Income
(Millions of dollars except per share data)
(Unaudited)

	Nine Months Ended		Nine Months Ended
	September 30, 2010		September 30, 2009
	Operating	After Tax	Operating	After Tax
	Income	per Share	Income	per Share
Completion and Production:
North America
Employee separation costs	$–	$–	$(19)	$(0.02)
Latin America
Employee separation costs	–	–	(7)	–
Europe/Africa/CIS
Employee separation costs	–	–	(5)	–
Middle East/Asia
Employee separation costs	–	–	(3)	–
Drilling and Evaluation:
North America
Employee separation costs	–	–	(13)	(0.01)
Latin America
Employee separation costs	–	–	(8)	(0.01)
Europe/Africa/CIS
Employee separation costs	–	–	(8)	(0.01)
Middle East/Asia
Impairment of oil and gas property	(50)	(0.04)	–	–
Employee separation costs	–	–	(5)	–
Corporate and other:
Employee separation costs	–	–	(5)	–

###

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: October 19, 2010	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary